                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                   SCHEDULE TO

                                  (RULE 13e-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                               ------------------

                            SKYWORKS SOLUTIONS, INC.

         (Name of Subject Company (Issuer) and Filing Person (Offeror))

                               ------------------

CERTAIN OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.25 PER SHARE, WITH AN
            EXERCISE PRICE EQUAL TO OR GREATER THAN $13.00 PER SHARE
                         (Title of Class of Securities)


                               ------------------

                                    83088M102

         (CUSIP Number of Class of Securities (Underlying Common Stock))

                               ------------------

                                 PAUL E. VINCENT
              VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                            SKYWORKS SOLUTIONS, INC.
                                 20 SYLVAN ROAD
                           WOBURN, MASSACHUSETTS 01801
                                 (781) 376-3000

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                   Communications on Behalf of Filing Person)

                                   Copies to:

         DANIEL N. YANNUZZI                        STEVEN M. PRZESMICKI, ESQ.
 VICE PRESIDENT AND GENERAL COUNSEL                    COOLEY GODWARD LLP
       5221 CALIFORNIA AVENUE                          4401 EASTGATE MALL
      IRVINE, CALIFORNIA 92612                  SAN DIEGO, CALIFORNIA 92121-9109
           (949) 231-3000                                (858) 550-6000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [ ] third party tender offer subject to Rule 14d-1.

      [X] issuer tender offer subject to Rule 13e-4.

      [ ] going-private transaction subject to Rule 13e-3.

      [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                             INTRODUCTORY STATEMENT.

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission on June 2, 2003, relating to an offer by Skyworks Solutions, Inc., a Delaware corporation (the "Company"), to exchange certain options to purchase shares of the Company's common stock, par value $0.25 per share, on the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated June 2, 2003.

ITEM 12. EXHIBITS

Item 12 of the Schedule TO is hereby amended and restated as follows:

(a)(1)(A)* Offer to Exchange Outstanding Options to Purchase Common Stock, dated
           June 2, 2003.

(a)(1)(B)* Overview of Employee Stock Option Exchange Offer.

(a)(1)(C)* Form of Election Form.

(a)(1)(D)* E-Mail Announcement Regarding Stock Option Exchange Offer, sent on
           June 2, 2003 to Holders of Eligible Options.

(a)(1)(E)* Letter, dated June 2, 2003, to Holders of Eligible Options.

(a)(1)(F)* Form of Withdrawal Form

(a)(1)(G)* Employee Presentation: "Understanding the Employee Stock Option
           Exchange Program"

(a)(1)(H) Form of E-mail Announcement Regarding In-Person Stock Option Exchange Program Information Sessions

(a)(1)(I) Form of E-mail Announcement Regarding Webcast Stock Option Exchange Program Information Sessions

(b)        Not applicable.

(d)(1) Skyworks Solutions, Inc. 1996 Long-Term Incentive Plan. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2001, and incorporated herein by reference.

(d)(2) Skyworks Solutions, Inc. 1999 Employee Long-Term Incentive Plan. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2002, and incorporated herein by reference.

                                       2
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(d)(3)     Washington Sub Inc., 2002 Stock Option Plan. Filed as an exhibit to the Company's Registration Statement on Form S-3 filed on July 15, 2002 (File No. 333-92394), and incorporated herein by reference.

(g)        Not applicable.

(h)        Not applicable.

* Previously filed as an exhibit to the Schedule TO.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

                                SKYWORKS SOLUTIONS, INC.

                                By:  /s/   PAUL E. VINCENT
                                     -------------------------------------------
                                     Paul E. Vincent
                                     Vice President, Chief Financial Officer and
                                     Treasurer

Date: June 3, 2003

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION

(a)(1)(A)*    Offer to Exchange Outstanding Options to Purchase Common Stock, dated June 2, 2003.

(a)(1)(B)*    Overview of Employee Stock Option Exchange Offer.

(a)(1)(C)*    Form of Election Form.

(a)(1)(D)*    E-Mail Announcement Regarding Stock Option Exchange Offer, sent on June 2, 2003 to Holders of Eligible Options.


(a)(1)(E)*    Letter, dated June 2, 2003, to Holders of Eligible Options.

(a)(1)(F)*    Form of Withdrawal Form

(a)(1)(G)*    Employee Presentation: "Understanding the Employee Stock Option Exchange Program"

(a)(1)(H)     Form of E-mail Announcement Regarding In-Person Stock Option Exchange Program Information Sessions

(a)(1)(I)     Form of E-mail Announcement Regarding Webcast Stock Option Exchange Program Information Sessions

(b)           Not applicable.

(d)(1)        Skyworks Solutions, Inc. 1996 Long-Term Incentive Plan.  Filed as an exhibit to the Company's Annual
              Report on Form 10-K for the fiscal year ended April 1, 2001, and incorporated herein by reference.

(d)(2)        Skyworks Solutions, Inc. 1999 Employee Long-Term Incentive Plan.  Filed as an exhibit to the
              Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2002, and incorporated herein by reference.

(d)(3)        Washington Sub Inc., 2002 Stock Option Plan.  Filed as an exhibit to the Company's Registration
              Statement on Form S-3 filed on July 15, 2002 (File No. 333-92394), and incorporated herein by reference.

(g)           Not applicable.

(h)           Not applicable.

* Previously filed as an exhibit to the Schedule TO.